Exhibit 99.01

Imperva Appoints Anthony J. Bettencourt As New President and CEO

Shlomo Kramer remains Chairman and serves as Chief Strategy Officer

Redwood Shores, Calif. – August 18, 2014 – Imperva, Inc. (NYSE: IMPV), pioneering the third pillar of enterprise security with a new layer of protection designed specifically for physical and virtual data centers, today announced that its board of directors has appointed Anthony J. Bettencourt as president and chief executive officer, as well as a member of Imperva’s board of directors. Shlomo Kramer, Imperva founder and CEO, will continue to serve as chairman of Imperva’s board of directors and also will serve as Chief Strategy Officer.

“We are very excited to welcome Anthony to Imperva. He was chosen for his distinguished track record of executive leadership, as well as his ability to build highly effective organizations. Anthony has demonstrated an ability to drive shareholder value in competitive market segments and he brings experience driving technology excellence and global growth,” Mr. Kramer commented, “I look forward to working with Anthony and am confident that he is the right person to lead Imperva on the next stage of growth.”

Mr. Bettencourt has over twenty-five years of experience building fast-growth, market leading technology companies. Prior to Imperva, Mr. Bettencourt served as the chief executive officer of Coverity Inc., a privately held company that develops and markets development testing solutions that assist software developers in detecting and fixing quality and security problems, leading the company through its successful acquisition by Synopsys, and Verity Inc., a leader in enterprise search, leading the company through its acquisition by Autonomy Corp. plc in 2005. After the successful acquisition of Verity by Autonomy, Mr. Bettencourt was instrumental in Autonomy’s growth, serving as CEO of Autonomy Zantaz and Autonomy Interwoven. Mr. Bettencourt currently serves on the boards of Proofpoint, Blinkx and Formation Data Systems.

Mr. Bettencourt commented, “I am very pleased to be joining Imperva, and look forward to capitalizing on the opportunities at Imperva for Imperva shareholders, employees and partners. Imperva has established a strong leadership position in the data center security market and has a proven track record of success and innovation. I am excited to be working with the Imperva executive team, board of directors and employees to grow the company to its highest potential.”

Pursuant to NYSE rules regarding the disclosure of grants issued outside of stockholder approved plans: In connection with the appointment of Mr. Bettencourt as Imperva’s new president and CEO, the compensation committee of Imperva’s board of directors awarded Mr. Bettencourt a non-qualified stock option to purchase 265,000 shares of Imperva’s common stock and 265,000 restricted stock units (RSUs) pursuant to an Inducement Stock Option Plan and Agreement and an Inducement Restricted Stock Unit Plan and Agreement, each of which is a non-stockholder approved plan. The stock option will be granted to Mr. Bettencourt on August 20, 2014 and will have an exercise price equal to the closing price of Imperva’s common stock on the New York Stock Exchange on such date. Mr. Bettencourt’s stock option and RSUs will vest at the rate of 25% of the shares on (i) the first anniversary of the commencement of Mr. Bettencourt’s employment with the Company in the case of the stock option and (ii) November 15, 2015, in the case of the RSUs, and then 6.25% of the shares quarterly thereafter for both the stock option and the RSUs, subject to Mr. Bettencourt’s continued provision of services to Imperva. The option and RSUs were granted as an inducement material to Mr. Bettencourt’s employment in accordance NYSE Rule 303A.08.

About Imperva

Imperva, pioneering the third pillar of enterprise security, fills the gaps in endpoint and network security by directly protecting high-value applications and data assets in physical and virtual data centers. With an integrated security platform built specifically for modern threats, Imperva data center security provides the visibility and control needed to neutralize attack, theft, and fraud from inside and outside the organization, mitigate risk, and streamline compliance. Over 3,100 customers in more than 90 countries rely on our SecureSphere® platform to safeguard their business. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

Cautionary Statement Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Imperva’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Imperva’s control, such as the beliefs regarding the company’s growth opportunities. Except for Imperva’s ongoing obligation to disclose material information as required by federal securities laws, Imperva is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ, possibly materially, from such forward-looking statements include the factors set forth in Imperva’s filings with the United States Securities and Exchange Commission.

© 2014 Imperva, Inc. All rights reserved. Imperva, the Imperva logo and SecureSphere are trademarks of Imperva, Inc.

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Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com

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